Exhibit 21

SUBSIDIARIES OF WWA GROUP, INC.

	WWA Group, Inc. (Nevada corporation)	_______________	Asset Forum, LLC. (Nevada limited liability company 51% owned)

Infrastructure Developments, Corp. (Nevada corporation) 57.6% owned

Interspec International, Inc. (Nevada corporation) 100% owned

Power Track Projects, FZE (United Arab Emirates company) 100% owned	Interspec International LLC (Thailand company) 100% owned	Interspec LLC (Delaware company) 100% owned